Exhibit 21



                      OLD GUARD GROUP, INC.

                      List of Subsidiaries

                                                 Jurisdiction in
Name                                             which Organized

Old Guard Insurance Company                       Pennsylvania
Old Guard Fire Insurance Company                  Pennsylvania
Goschenhoppen-Home Insurance Company              Pennsylvania
First Delaware Insurance Company                  Delaware
Old Guard Investment Holding Company              Delaware
  2929 Service Corp.                              Pennsylvania
  Commonwealth Insurance Managers, Inc.           Pennsylvania